As filed with the Securities and Exchange Commission on May 16, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEGGETT & PLATT, INCORPORATED

(Exact name of registrant as specified in its charter)

Missouri	44-0324630
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Leggett Road Carthage, Missouri	64836
(Address of Principal Executive Offices)	(Zip Code)

LEGGETT & PLATT, INCORPORATED

Flexible Stock Plan

(Amended and Restated Effective as of May 7, 2025)

(Full title of the plan)

Jennifer J. Davis

Executive Vice President – General Counsel

Leggett & Platt, Incorporated

1 Leggett Road

Carthage, Missouri 64836

(Name and address of agent for service)

417-358-8131

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED

IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to eligible employees as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents listed in (a) through (e) below, which are on file with the Commission, are incorporated herein by reference (provided, however, that unless otherwise stated in the applicable reports, the Company does not incorporate by reference any documents, reports or filings, or portions of any documents, reports or filings, that are furnished, and not filed, pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits under Item 9.01 of Form 8-K, or any other information furnished to, and not filed with, the Commission):

(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 26, 2025;

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March  31, 2025 filed on May  7, 2025;

(c) The Company’s Current Reports on Form 8-K filed on February  13, 2025, February  28, 2025, April  2, 2025, and May 9, 2025;

(d) Portions of our definitive proxy statement on Schedule 14A filed on March 26, 2025 that are incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(e) The description of the Company’s Common Stock contained in the Company’s Form 8-A dated June 5, 1979, as amended on Form 8 dated May 10, 1984 and as updated by Exhibit 4.6 to the Company’s Form 10-K for the year ended December 31, 2024 filed on February 26, 2025, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents except that the portion of any Current Report on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof, including any related exhibits under Item 9.01 of Form 8-K, or any other information furnished to, and not filed with, the Commission shall not be incorporated by reference herein.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Common Stock

The Common Stock of the Company is registered under Section 12(b) of the Exchange Act, and, accordingly, no description is provided hereunder.

Stock Units

A Stock Unit is the award of a right to receive the market value of one share of Common Stock, the grant, vesting, issuance, forfeiture or conversion of which is subject to certain conditions expressed in the document evidencing the award. Stock Units may be settled in cash or in Common Stock, as determined by the Company’s Human Resources and Compensation Committee (the “HRC Committee”), or as expressed in the document evidencing the award. Stock Units represent an unfunded and unsecured obligation of the Company.

Participants have no rights as a shareholder with respect to Stock Units (including no dividend or voting rights) until the Stock Units have been converted to Common Stock and delivered to the participant. Stock Units may accrue dividend equivalents, as determined by the HRC Committee; provided however, no dividend equivalents shall be paid on unvested awards. The HRC Committee will determine the price, if any, at which Stock Units are sold or awarded to participants.

Generally, Stock Units may not be transferred, assigned or otherwise encumbered. Stock Unit awards issued after May 8, 2024, are generally subject to a mandatory minimum vesting period of at least one year, except in the case of death, disability or in certain circumstances following a change in control of the Company. Stock Units may vest based upon certain performance criteria or upon continued employment and the passage of time, each as expressed in the document evidencing the award. Moreover, when evidenced by the award document, vesting may be accelerated, in certain circumstances, in the event of death, disability or certain terminations of employment following a change in control of the Company.

In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number of Stock Units credited to a participant will be appropriately adjusted.

Item 5. Interests of Named Experts and Counsel.

Jennifer J. Davis, Executive Vice President – General Counsel of the Company, has rendered an opinion as to the legality of the Company’s Common Stock and Stock Units being registered hereby. Ms. Davis is paid a salary and a bonus, and she is a participant in various employee benefit plans offered by the Company and owns and has equity awards relating to Stock Units and shares of the Company’s Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is a Missouri corporation. Sections 351.355(1) and (2) of The General and Business Corporation Law of the State of Missouri (“GBCL”) provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Section 351.355(3) of the GBCL provides that, except as otherwise provided in the corporation’s articles of incorporation or the bylaws, to the extent a director, officer, employee or agent of the corporation has been successful in the defense of any such action, suit or proceeding or any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred in connection with such action, suit or proceeding.

Section 351.355(5) of the GBCL provides that expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

Section 351.355(7) of the GBCL provides that a corporation may provide additional indemnification to any person indemnifiable under subsection (1) or (2), provided such additional indemnification is authorized by the corporation’s articles of incorporation or an amendment thereto or by a shareholder-approved bylaw or agreement, provided further that no person shall thereby be indemnified against conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Section 351.355(8) of the GBCL provides that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of that section. The insurance or other arrangement, including a trust fund, self-insurance, letters of credit, guaranty or surety arrangement, may be procured within the corporation or with any insurer or other person deemed appropriate by the board of directors. That section also provides that in the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

The Company’s restated articles of incorporation, as amended, and bylaws, as amended, generally provide that each person who was or is a director or officer of the corporation shall be indemnified by the corporation as a matter of right to the fullest extent permitted or authorized by applicable law and as otherwise provided in its restated articles of incorporation. For this purpose, “applicable law” generally means Section 351.355 of the GBCL, including any amendments since May 7, 1986, but only to the extent such amendment permits the corporation to provide broader indemnification rights, and any other statutory indemnification provision adopted after May 7, 1986. The Company’s bylaws, as amended, also provide that each person who was or is an employee or agent of the corporation, or who was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise may, at the discretion of the board of directors, be indemnified by the corporation to the same extent as provided in the bylaws for directors and officers. The Company’s restated articles of incorporation also provide that the indemnification and other rights provided by the restated articles of incorporation will not be deemed exclusive of any other rights to which a director or officer may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in any other capacity while holding the office of director or officer, and the corporation is specifically authorized to provide such indemnification and other rights by any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Company has a similar provision in its bylaws.

The Company’s restated articles of incorporation provide that expenses incurred by any person who was or is a director or officer in defending generally any proceeding (including those by or in the right of the Company) shall be promptly advanced by the Company when so requested at any time, but only if the requesting person delivers to the Company an undertaking to repay to the Company all amounts so advanced if it should ultimately be determined that the requesting person is not entitled to be indemnified under the Company’s restated articles of incorporation, bylaws, state law or otherwise. The Company has a similar provision in its bylaws.

In addition, the Company has entered into indemnification agreements, approved by its shareholders, with its directors and executive officers. Pursuant to those agreements, the Company has agreed to indemnify and hold harmless each indemnitee to the fullest extent permitted or authorized by applicable law. For this purpose, “applicable law” generally means Section 351.355 of the GBCL, including any amendments since May 7, 1986, but only to the extent such amendment permits the corporation to provide broader indemnification rights, and any other statutory indemnification provision adopted after May 7, 1986. In addition, the Company has agreed to further indemnify and hold harmless each such party who was or is a party or is threatened to be made party to any proceeding, including any proceeding by or in the right of the Company, by reason of the fact that the indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request or on the behalf of the Company as a director, officer, employee or agent of another enterprise or by reason of anything done or not done by him or her in any such capacities. However, under these agreements, the Company will not provide indemnification: (i) for amounts indemnified by the Company outside of the agreement or paid pursuant to insurance; (ii) in respect of remuneration paid to indemnitee if determined finally that such remuneration was in violation of law; (iii) on account of any suit for any accounting of profits pursuant to Section 16(b) of the Exchange Act or similar provisions of any federal, state or local law; (iv) on account of indemnitee’s conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (v) if a final adjudication shall determine that such indemnification is not lawful.

The Company’s restated articles of incorporation provide that the corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise against any liability asserted against or incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liability. The Company has a similar provision in its bylaws. The Company insures its directors and officers against certain liabilities and has insurance against certain payments which it may be obliged to make to such persons under the indemnification provisions of its restated articles of incorporation. This insurance may provide broader coverage for such individuals than may be required by the provisions of the restated articles of incorporation or the bylaws.

The foregoing represents a summary of the general effect of the indemnification provisions of the GBCL, the restated articles of incorporation, as amended, the bylaws, as amended, and such agreements and insurance. Additional information regarding indemnification of directors and officers can be found in Section 351.355 of the GBCL, the restated articles of incorporation, as amended, the bylaws, as amended, and any pertinent agreements.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of the Company as of May 13, 1987, with Amendments dated May 12, 1993 and May 20, 1999; filed November 7, 2024 as Exhibit 3.1.1 to the Company’s Form 10-Q, are incorporated herein by reference.

4.2	Bylaws of the Company, as amended through November 5, 2024, filed November 7, 2024 as Exhibit 3.2.2 to the Company’s Form 10-Q, is incorporated herein by reference.

4.3	The Company’s Flexible Stock Plan, amended and restated, effective as of May 7, 2025, filed March 26, 2025 as an Appendix to the Company’s Proxy Statement, is incorporated herein by reference.

4.3.1	Form of Non-Qualified Stock Option Award Agreement pursuant to the Company’s Flexible Stock Plan, filed November 4, 2014 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.2	2023 Form of Performance Stock Unit Award Agreement pursuant to the Company’s Flexible Stock Plan, filed March 10, 2023 as Exhibit 10.4 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.3	2024 Form of Performance Stock Unit Award Agreement pursuant to the Company’s Flexible Stock Plan, filed February 28, 2024 as Exhibit 10.6 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.4	2024 Interim Performance Stock Unit Award Agreement between the Company and Karl G. Glassman, effective May 20, 2024, filed May 21, 2024 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.5	2025 Form of Performance Stock Unit Award Agreement pursuant to the Company’s Flexible Stock Plan, filed February 28, 2025 as Exhibit 10.4 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.6	Form of Director Restricted Stock Agreement pursuant to the Company’s Flexible Stock Plan adopted February 25, 2025, filed February 26, 2025 as Exhibit 10.12.5 to the Company’s Form 10-K for the year ended December 31, 2024, is incorporated herein by reference.

4.3.7	Form of Director Restricted Stock Unit Award Agreement pursuant to the Company’s Flexible Stock Plan, filed February 24, 2012 as Exhibit 10.9.7 to the Company’s Form 10-K for the year ended December 31, 2011, is incorporated herein by reference.

4.3.8	2021 Form of Restricted Stock Unit Award Agreement pursuant to the Company’s Flexible Stock Plan, filed February 24, 2021 as Exhibit 10.6 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.9	The Company’s Deferred Compensation Program, effective November 6, 2017, filed November 9, 2017 as Exhibit 10.6 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.10	The Company’s Deferred Compensation Program, effective October 30, 2024, filed November 1, 2024 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated herein by reference.

4.3.11	The Company’s 2005 Executive Stock Unit Program, as amended and restated, effective January 1, 2023, filed November 21, 2022 as Exhibit 10.1 to the Company’s Form 8-K, is incorporated herein by reference.

5*	Opinion of Jennifer J. Davis, Executive Vice President – General Counsel of Leggett & Platt, Incorporated.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Jennifer J. Davis, Executive Vice President – General Counsel of Leggett & Platt, Incorporated (included in Exhibit 5).

24*	Power of Attorney.

107*	Filing Fee Table.

*	Denotes filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carthage, State of Missouri, on the 16th day of May, 2025.

LEGGETT & PLATT, INCORPORATED

By:	/s/ Karl G. Glassman
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Karl G. Glassman Karl G. Glassman	President and Chief Executive Officer, Chairman of Board (Principal Executive Officer)	May 16, 2025

/s/ Benjamin M. Burns Benjamin M. Burns	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 16, 2025

/s/ Tammy M. Trent Tammy M. Trent	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 16, 2025

Angela Barbee* Angela Barbee	Director	May 16, 2025

Robert E. Brunner* Robert E. Brunner	Director	May 16, 2025

Mary Campbell* Mary Campbell	Director	May 16, 2025

Joseph W. McClanathan* Joseph W. McClanathan	Director	May 16, 2025

Srikanth Padmanabhan* Srikanth Padmanabhan	Director	May 16, 2025

Jai Shah* Jai Shah	Director	May 16, 2025

Phoebe A. Wood* Phoebe A. Wood	Director	May 16, 2025

*

S. Scott Luton, by signing his name hereto, signs this Registration Statement on behalf of each of the persons indicated by an asterisk above pursuant to the power of attorney duly executed by such persons and filed with the Securities and Exchange Commission as part of this Registration Statement.

*By:	/s/ S. Scott Luton	May 16, 2025
S. Scott Luton
Attorney-in-Fact Under Power-of-Attorney Dated May 15, 2025